Exhibit 99.1

CONTACT: Investor Relations Corporate Communications
404-715-2170 404-715-2554
InvestorRelations@delta.com Media@delta.com

Delta Air Lines Announces September Quarter 2026 Financial Results

Strength of results and outlook demonstrate Delta’s structural durability in high fuel cost environment

Record September quarter revenue on broad demand strength and healthy yield growth

Expect continued momentum in December quarter with revenue expected to grow approximately 20 percent

Outlook for full-year EPS of $5.10 to $5.60 and free cash flow of approximately $2.5 billion with a double-digit return on invested capital

Strengthening investment-grade balance sheet with plan to pay down more than $2 billion of debt in 2026

ATLANTA, October 9, 2026 – Delta Air Lines (NYSE: DAL) today reported financial results for the September quarter and provided its outlook for the December quarter and full year 2026. Highlights of the September quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Demand remains strong, supported by consumers’ growing preference for experiences and travel, with air travel continuing to be one of the best values in the consumer economy. Against this backdrop, we delivered September quarter pre-tax profit of $1.5 billion, matching last year's performance, and generated $1.9 billion of free cash flow year-to-date. Our resilience reflects the structural durability we’ve built over many years, enabling us to effectively navigate one of the most elevated fuel environments in recent times. The foundation of that resilience is our people, whose commitment to delivering for our customers continues to set Delta apart," said Ed Bastian, Delta’s chief executive officer.

"For the full year, we expect to generate a pre-tax profit of roughly $4.5 billion, absorbing a $6 billion increase in fuel costs. Looking ahead, our focus remains on profitable growth and delivering against our long-term financial framework, including mid-teens margins and returns, durable free cash flow and gross leverage of approximately one times."

September Quarter 2026 GAAP Financial Results

•Operating revenue of $20.2 billion
•Operating income of $1.5 billion with an operating margin of 7.2 percent
•Pre-tax income of $1.1 billion with a pre-tax margin of 5.3 percent
•Earnings per share of $1.15
•Operating cash flow of $1.7 billion

September Quarter 2026 Non-GAAP Financial Results

•Operating revenue of $17.6 billion
•Operating income of $1.7 billion with an operating margin of 9.4 percent
•Pre-tax income of $1.5 billion with a pre-tax margin of 8.5 percent
•Earnings per share of $1.72
•Operating cash flow of $1.7 billion

Exhibit 99.1

Financial Guidance1

	4Q26		FY 2026
Total Revenue YoY (%)	Approx. 20%	Earnings Per Share	$5.10 - $5.60
Operating Margin	7% - 9%	Free Cash Flow ($B)	Approx. $2.5
Earnings Per Share	$1.15 - $1.65	Gross Leverage[2]	Approx. 2.2x

Guidance for the December quarter assumes fuel at the forward curve as of October 2, 2026, and includes a refinery benefit of approximately $0.40 per gallon. This results in a projected all-in fuel price for the quarter of approximately $4.25 per gallon.

Revenue Environment and Outlook

"September quarter revenue grew approximately 16 percent over prior year, on flat capacity, driven by broad demand strength and healthy yield growth as we cover higher costs and manage the business for margins,” said Joe Esposito, Delta’s chief commercial officer.

“Revenue momentum is continuing in the December quarter, with strength across all products and geographies, supporting our outlook for total revenue growth of approximately 20 percent over last year. With seats growing less than 2 percent, including a reduction in Main Cabin seats, our capacity positioning supports another quarter of sequential improvement in unit revenue with progression in both Domestic and International.”

•Broad demand strength continued in the September quarter: Delta delivered record September quarter total revenue of $17.6 billion, increasing 16 percent over the same period last year. Adjusted total unit revenue (TRASM) grew 15 percent over prior year, accelerating 3 points from the prior quarter. Main cabin unit revenue grew 17 percent over prior year on seats down low-single digits, marking another quarter of sequential progress.
•Strong revenue performance across all geographies: Domestic unit revenue grew 16 percent year-over-year on strong yields and a load factor that was 1 point higher than last year, reflecting the strength of Delta's brand and a measured approach to capacity. International unit revenue increased 12 percent, with performance led by Latin where unit revenue improved 22 percent over last year. Transatlantic unit revenue growth improved 4 points sequentially to 11 percent year-over-year. Transpacific revenue grew 13 percent over prior year on 8 percent higher capacity, supporting profitable growth through new routes to Asia.
•Continued momentum in diversified, high-margin revenue streams: Diverse revenue streams accounted for 61 percent of total revenue in the September quarter. Premium revenue grew 18 percent year-over-year with double-digit unit revenue growth driven by yield and load factor on a 6 percent increase in seats. Cargo revenue increased 29 percent year-over-year, with roughly equal growth between volume and yield. MRO revenue grew 28 percent year-over-year, bringing year-to-date revenue to $990 million.
•Growing member engagement across loyalty ecosystem: Total loyalty revenue grew 18 percent, with SkyMiles member engagement continuing to deepen in the air and beyond the flight. Co-brand card acquisitions and spend both grew double-digits, the eighth consecutive quarter of double-digit growth in cardholder spend. This momentum supported 15 percent growth in American Express remuneration in the quarter, positioning the full year to exceed $9 billion. Travel products and non-air partnership revenue increased 25 percent year-over-year.
•Corporate sales3 grew double-digits in all sectors: Corporate sales growth was led by the Banking, Technology, and Energy sectors, with particularly strong performance in Boston and Los Angeles. Recent corporate survey results indicate over 90 percent of respondents expect their corporate travel will increase or stay the same in 2027.

1 Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures
2 Adjusted debt to EBITDAR
3 Corporate travel sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Exhibit 99.1

Cost Performance and Outlook

"Delta delivered earnings of $1.72 per share in the September quarter, in line with last year while absorbing more than $500 million of higher fuel costs compared to our guidance in early July. In the December quarter, we expect earnings of $1.15 to $1.65 per share, based on a fuel price of approximately $4.25 per gallon. This positions earnings consistent with last year at the upper end of the range," said Erik Snell, Delta’s chief financial officer.

"The Delta team continues to deliver for our customers, widening our industry lead in on-time performance and achieving record baggage results. September quarter non-fuel unit costs increased 7.3 percent over the prior year on flat capacity, driven primarily by higher crew and revenue-related costs on capacity growth that was several points below our original plan, including nearly one point of impact from summer storms. With slightly higher capacity and continued operational efficiencies, we expect December quarter non-fuel unit cost growth to improve 1 to 2 points sequentially. Looking to next year, we remain on track for low-single-digit unit cost growth as capacity normalizes, operational improvements continue and we lap higher costs in our baseline."

September Quarter 2026 Cost Performance

•Operating expense of $18.7 billion and adjusted operating expense of $15.9 billion
•Adjusted non-fuel costs of $11.1 billion
•Non-fuel CASM was 14.03¢, an increase of 7.3 percent year-over-year
•Adjusted fuel expense of $4.1 billion was up 62 percent year-over-year
•Adjusted fuel price of $3.61 per gallon increased 60 percent year-over-year with a refinery benefit of 13¢ per gallon
•Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.5

Balance Sheet, Cash and Liquidity

"We generated $463 million of free cash flow in the September quarter. The strength of our cash flow generation allows us to consistently reinvest to compound our advantages while reinforcing our investment grade balance sheet. For the full year, we expect to deliver free cash flow of approximately $2.5 billion and pay down more than $2 billion of debt, positioning us to end the year with gross leverage of approximately 2.2x,” Snell said.

•Adjusted net debt of $13.4 billion at September quarter end, a reduction of $950 million from the end of 2025
•Payments on debt and finance lease obligations for the September quarter of $1.2 billion
•Adjusted operating cash flow in the September quarter of $1.7 billion, and with gross capital expenditures of $1.4 billion, free cash flow was $463 million
•Air Traffic Liability ended the quarter at $9.6 billion
•Liquidity1 of $6.9 billion at quarter-end, including $3.1 billion in undrawn revolver capacity

1 Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

Exhibit 99.1

September Quarter 2026 Highlights

Operations, Network, and Fleet
•Led all carriers1 in on-time arrival and departure performance for the quarter.
•Set a Delta September quarter record2 for Domestic mishandled baggage rate (MBR).
•Took delivery of 13 aircraft in the quarter, including A350-900, A321neo, and A220-300 aircraft.
•Announced new international service from Seattle to Tokyo-Narita, Los Angeles to Manila, Austin to Paris-Charles de Gaulle, Detroit to Athens, and Boston to Venice, with flights beginning in 2027, while extending seasonal service on select Transatlantic routes.
•Expanded position in Los Angeles with announcement of largest-ever schedule, with new and increased service to multiple U.S. destinations.

Culture and People
•Recognized by customers for the fifth consecutive year with the award for Best Airline Staff Service in North America at the Skytrax World Airline Awards.
•Accrued nearly $900 million in profit sharing year-to-date toward next February's payout.
•Named to TIME's America's Best Companies list, the only airline in the top 100.
•Ranked No. 1 on PEOPLE's Companies That Care list, the only airline recognized.
•Contributed $100,000 to American Red Cross earthquake relief efforts in Colombia.
•Established the Chief Data Officer position, welcoming Ramnik Bajaj to advance Delta’s data and AI capabilities, accelerate innovation, and enhance decision-making, unlocking new opportunities for Delta.

Customer Experience and Loyalty
•Announced a strategic relationship with Hyatt, expanding the SkyMiles loyalty ecosystem with another category-leading premium brand.
•JD Power ranked the Delta SkyMiles Reserve, Platinum, and Gold American Express Cards in the top three, respectively, for airline co-brand card customer satisfaction in 2026.
•Accelerated co-brand card acquisitions, driven by innovative card offers, such as two round-trip Delta Comfort tickets and Delta's highest-ever introductory mileage offer for new Reserve Card sign-ups.
•Active SkyMiles member base continued to grow, led by Gen Z and millennials, with outsized growth in focus cities and coastal hubs.
•Enhanced long-standing partnership with Starbucks with more ways for SkyMiles members to earn rewards.
•Continued rollout of fast, free Wi-Fi for SkyMiles members across nearly all of Delta's fleet with recent satellite upgrades expected to provide meaningful enhancements to connectivity.
•Completed rollout of Delta Concierge, our AI-powered digital assistant, to all SkyMiles members.
•Expanded Delta Sync experiences and offers through new partnerships with DraftKings and Sport 24.
•Announced a reimagined Delta One wine program featuring a curated selection of wines from Napa Valley and destinations across Delta's global network, supported by Delta's Sky Sommelier program.

Environmental Sustainability
•Expanded SAF access through a multi-airport agreement with Shell Aviation.
•Completed a new SAF blending facility at Flint Hills Resources' Pine Bend Refinery, expanding SAF availability at Delta's second-largest hub in Minneapolis-St. Paul.
•Joined the launch of the Georgia Sustainable Aviation Fuel (SAF) Coalition as a founding member.
•Launched a partnership with the National Park Foundation to support conservation across America's national parks.
1 FlightStats preliminary data for Delta flights system wide. All carriers is defined as competitive set (AA, AS, B6, DL, UA, and WN) from July 1 - Sep 30, 2026. On-time performance includes A0, and A14. Departure performance defined as D0
2 Excludes 2020

Exhibit 99.1

September Quarter 2026 Results

September quarter results have been adjusted primarily for third-party refinery sales, gains/losses on investments and Monroe hedge results as described in the reconciliations in Note A.

	GAAP		$ Change		% Change
($ in millions except per share and unit costs)	3Q26	3Q25
Operating income	1,454	1,684	(230)		(14)%
Operating margin	7.2%	10.1%	(2.9)	pts	(29)%
Pre-tax income	1,074	1,777	(703)		(40)%
Pre-tax margin	5.3%	10.7%	(5.4)	pts	(50)%
Net income	756	1,417	(661)		(47)%
Diluted earnings per share	1.15	2.17	(1.02)		(47)%
Operating revenue	20,186	16,673	3,513		21%
Total revenue per available seat mile (TRASM) (cents)	25.46	21.09	4.37		21%
Operating expense	18,732	14,989	3,743		25%
Cost per available seat mile (CASM) (cents)	23.63	18.96	4.67		25%
Fuel expense	4,351	2,570	1,781		69%
Average fuel price per gallon	3.80	2.26	1.54		68%
Operating cash flow	1,713	1,847	(134)		(7)%
Capital expenditures	1,413	1,160	253		22%
Total debt and finance lease obligations	12,851	14,879	(2,028)		(14)%

	Adjusted		$ Change		% Change
($ in millions except per share and unit costs)	3Q26	3Q25
Operating income	1,662	1,688	(26)		(2)%
Operating margin	9.4%	11.1%	(1.7)	pts	(15)%
Pre-tax income	1,497	1,477	20		1%
Pre-tax margin	8.5%	9.7%	(1.2)	pts	(12)%
Net income	1,134	1,114	20		2%
Diluted earnings per share	1.72	1.70	0.02		1%
Operating revenue	17,585	15,197	2,388		16%
TRASM (cents)	22.18	19.22	2.96		15%
Operating expense	15,924	13,508	2,416		18%
Non-fuel cost[1]	11,125	10,339	786		8%
Non-fuel unit cost (CASM-Ex) (cents)	14.03	13.08	0.95		7.3%
Fuel expense	4,143	2,565	1,578		62%
Average fuel price per gallon	3.61	2.25	1.36		60%
Operating cash flow	1,716	1,816	(100)		(6)%
Free cash flow	463	833	(370)		(44)%
Gross capital expenditures	1,408	1,113	295		27%
Adjusted net debt	13,350	15,586	(2,236)		(14)%

1 Updated definition excludes aircraft fuel and related taxes, Third-party refinery sales, MRO expense, and profit sharing

Exhibit 99.1

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,500 daily Delta and Delta Connection flights to more than 300 destinations on six continents, connecting people to places and to each other.

Delta served more than 200 million customers in 2025 – safely, reliably and with industry-leading customer service innovation – and was recognized by Cirium for being the top on-time airline in North America for the fifth consecutive year.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people's genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the award from Cirium, Delta has been recognized as the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; the top carrier for business travelers by Business Travel News; and best U.S. airline by Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S.

Forward Looking Statements
Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; failure of the technology we use or depend on to perform effectively, including new and emerging technologies; increases in the price of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), our wholly-owned subsidiary that operates the Trainer refinery; failure to achieve expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial or other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and greenhouse gas emissions; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports where we operate; significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of laws and regulations governing environmental protection, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

Exhibit 99.1

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Operating Revenue:
Passenger	$15,534	$13,506	$2,028	15%	$43,443	$38,852	$4,591	12%
Cargo	301	233	68	29%	821	654	167	26%
Other	4,351	2,934	1,417	48%	11,533	7,855	3,678	47%
Total operating revenue	20,186	16,673	3,513	21%	55,797	47,361	8,436	18%

Operating Expense:
Salaries and related costs	4,822	4,443	379	9%	14,124	12,928	1,196	9%
Aircraft fuel and related taxes	4,351	2,570	1,781	69%	11,202	7,439	3,763	51%
Refinery expense	2,601	1,476	1,125	76%	6,346	3,679	2,667	72%
Contracted services	1,277	1,166	111	10%	3,729	3,442	287	8%
Landing fees and other rents	1,021	921	100	11%	2,912	2,650	262	10%
Aircraft maintenance materials and outside repairs	662	667	(5)	(1)%	2,059	1,904	155	8%
Passenger commissions and other selling expenses	703	645	58	9%	2,019	1,869	150	8%
Regional carrier expense	680	649	31	5%	2,001	1,913	88	5%
Depreciation and amortization	673	614	59	10%	1,964	1,823	141	8%
Passenger service	494	485	9	2%	1,411	1,397	14	1%
Profit sharing	389	392	(3)	(1)%	882	986	(104)	(11)%
MRO expense	267	212	55	26%	868	581	287	49%
Aircraft rent	159	135	24	18%	469	408	61	15%
Other	633	614	19	3%	1,992	1,987	5	—%
Total operating expense	18,732	14,989	3,743	25%	51,978	43,006	8,972	21%

Operating Income	1,454	1,684	(230)	(14)%	3,819	4,355	(536)	(12)%

Non-Operating Income/(Expense):
Interest expense, net	(146)	(171)	25	(15)%	(442)	(521)	79	(15)%
Gain/(loss) on investments, net	(218)	311	(529)	NM	(419)	1,007	(1,426)	NM
Gain/(loss) on extinguishment of debt	2	(6)	8	NM	(3)	(26)	23	(88)%
Miscellaneous, net	(18)	(41)	23	(56)%	(87)	(143)	56	(39)%
Total non-operating income/(expense), net	(380)	93	(473)	NM	(951)	317	(1,268)	NM

Income Before Income Taxes	1,074	1,777	(703)	(40)%	2,868	4,672	(1,804)	(39)%

Income Tax Provision	(318)	(360)	42	(12)%	(798)	(886)	88	(10)%

Net Income	$756	$1,417	$(661)	(47)%	$2,070	$3,786	$(1,716)	(45)%

Basic Earnings Per Share	$1.15	$2.18			$3.17	$5.85
Diluted Earnings Per Share	$1.15	$2.17			$3.15	$5.80

Basic Weighted Average Shares Outstanding	655	649			654	648
Diluted Weighted Average Shares Outstanding	659	654			657	653

Exhibit 99.1

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Ticket - Premium products	$6,818	$5,796	$1,022	18%	$19,100	$16,402	$2,698	16%
Ticket - Main cabin	6,802	6,063	739	12%	19,058	17,771	1,287	7%
Loyalty travel awards	1,302	1,108	194	18%	3,578	3,140	438	14%
Travel-related services	612	539	73	14%	1,707	1,539	168	11%
Passenger revenue	$15,534	$13,506	$2,028	15%	$43,443	$38,852	$4,591	12%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Refinery	$2,601	$1,476	$1,125	76%	$6,346	$3,680	$2,666	72%
Loyalty and related	1,346	1,129	217	19%	3,911	3,338	573	17%
MRO	296	231	65	28%	990	621	369	59%
Miscellaneous	108	98	10	10%	286	216	70	32%
Other revenue	$4,351	$2,934	$1,417	48%	$11,533	$7,855	$3,678	47%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		3Q26 vs 3Q25
Revenue	3Q26 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$10,594	16%	16%	15%	—%
Atlantic	3,317	11%	11%	12%	—%
Latin America	867	14%	22%	20%	(6)%
Pacific	756	13%	5%	7%	8%
Passenger Revenue	$15,534	15%	15%	14%	—%
Cargo Revenue	301	29%
Other Revenue	4,351	48%
Total Revenue	$20,186	21%	21%
Third Party Refinery Sales	(2,601)
Total Revenue, adjusted (See Note A)	$17,585	16%	15%

Exhibit 99.1

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2026	2025	Change		2026	2025	Change
Revenue passenger miles (millions)	68,133	67,621	1%		191,369	189,717	1%
Available seat miles (millions)	79,288	79,054	—%		227,145	225,099	1%
Passenger mile yield (cents)	22.80	19.97	14%		22.70	20.48	11%
Passenger revenue per available seat mile (cents)	19.59	17.08	15%		19.13	17.26	11%
Total revenue per available seat mile (cents)	25.46	21.09	21%		24.56	21.04	17%
TRASM, adjusted - see Note A (cents)	22.18	19.22	15%		21.77	19.41	12%
Cost per available seat mile (cents)	23.63	18.96	25%		22.88	19.11	20%
CASM-Ex - see Note A (cents)	14.03	13.08	7.3%		14.39	13.47	7%
Passenger load factor	86%	86%	—	pts	84%	84%	—	pts
Fuel gallons consumed (millions)	1,146	1,138	1%		3,256	3,226	1%
Average price per fuel gallon	$3.80	$2.26	68%		$3.44	$2.31	49%
Average price per fuel gallon, adjusted - see Note A	$3.61	$2.25	60%		$3.42	$2.31	48%

Exhibit 99.1

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	September 30,
(in millions)	2026	2025
Cash Flows From Operating Activities:
Net income	$756	$1,417
Depreciation and amortization	673	614
(Gain) loss on fair value investments	226	(307)
Changes in air traffic liability	(460)	(728)
Changes in profit sharing	386	392
Changes in balance sheet and other, net	132	459
Net cash provided by operating activities	1,713	1,847

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,200)	(930)
Ground property and equipment, including technology	(213)	(230)
Acquisition of strategic investments and related	(45)	—
Other, net	155	125
Net cash used in investing activities	(1,303)	(1,035)

Cash Flows From Financing Activities:
Proceeds from short-term obligations	75	—
Proceeds from long-term obligations	—	217
Payments on debt and finance lease obligations	(1,234)	(459)
Cash dividends	(141)	(122)
Other, net	(1)	(6)
Net cash used in financing activities	(1,301)	(370)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(891)	442
Cash, cash equivalents and restricted cash equivalents at beginning of period	4,773	3,529
Cash, cash equivalents and restricted cash equivalents at end of period	$3,882	$3,971

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,787	$3,791
Restricted cash included in prepaid expenses and other	77	97
Other assets:
Restricted cash included in other noncurrent assets	18	83
Total cash, cash equivalents and restricted cash equivalents	$3,882	$3,971

Exhibit 99.1

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in millions)	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$3,787	$4,310
Accounts receivable, net	4,325	2,850
Fuel, expendable parts and supplies inventories, net	2,637	1,601
Prepaid expenses and other	2,741	2,207
Total current assets	13,490	10,968

Noncurrent Assets:
Property and equipment, net	42,206	39,743
Operating lease right-of-use assets	6,120	6,244
Goodwill	9,753	9,753
Identifiable intangibles, net	5,960	5,966
Equity investments	3,824	4,222
Other noncurrent assets	4,695	4,421
Total noncurrent assets	72,558	70,349
Total assets	$86,048	$81,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$3,324	$1,605
Current maturities of operating leases	912	809
Air traffic liability	9,560	7,157
Accounts payable	6,595	5,226
Accrued salaries and related benefits	4,550	4,906
Loyalty program deferred revenue	5,451	4,876
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,083	1,945
Total current liabilities	33,575	27,624

Noncurrent Liabilities:
Debt and finance leases	9,527	12,507
Noncurrent operating leases	5,072	5,353
Pension, postretirement and related benefits	3,031	3,156
Loyalty program deferred revenue	4,181	4,386
Deferred income taxes, net	4,232	3,444
Other noncurrent liabilities	3,917	3,994
Total noncurrent liabilities	29,960	32,840

Commitments and Contingencies

Stockholders' Equity:	22,513	20,853
Total liabilities and stockholders' equity	$86,048	$81,317

Exhibit 99.1

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts closed (i.e., settled) during the applicable period. With respect to hedges related to Monroe's inventory, settlements often occur before the related refinery inventory is sold. Beginning in 2026, settlement gains and losses related to Monroe's inventory that remains on-hand at period end are excluded from our adjusted results. These settlement gains and losses will be reflected in adjusted results during the period the inventory is sold. This change was made to match the timing of expense and revenue recognition and we have similarly adjusted the presentation of reconciliations for prior periods included here.

MTM adjustments on investments. Unrealized MTM gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Gain/loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			3Q26 vs 3Q25 % Change
(in millions)	September 30, 2026	December 31, 2025	September 30, 2025
Operating revenue	$20,186	$16,003	$16,673
Adjusted for:
Third-party refinery sales	(2,601)	(1,397)	(1,476)
Operating revenue, adjusted	$17,585	$14,606	$15,197	16%

	Three Months Ended					3Q26 vs 3Q25 % Change	2Q26 vs 2Q25 % Change
	September 30, 2026	June 30, 2026	December 31, 2025	September 30, 2025	June 30, 2025
TRASM (cents)	25.46	25.11	21.94	21.09	21.44
Adjusted for:
Third-party refinery sales	(3.28)	(2.66)	(1.92)	(1.87)	(1.47)
TRASM, adjusted	22.18	22.45	20.02	19.22	19.97	15%	12%

	Nine Months Ended
	September 30, 2026	September 30, 2025
TRASM (cents)	24.56	21.04
Adjusted for:
Third-party refinery sales	(2.79)	(1.63)
TRASM, adjusted	21.77	19.41

Exhibit 99.1

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	September 30, 2026			September 30, 2026
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,074	$(318)	$756	$1.15
Adjusted for:
MTM adjustments on investments	218
MTM adjustments and settlements on hedges	208
Gain on extinguishment of debt	(2)
Non-GAAP	$1,497	$(363)	$1,134	$1.72

	Three Months Ended			Three Months Ended
	December 31, 2025			December 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,513	$(294)	$1,219	$1.86
Adjusted for:
MTM adjustments on investments	(205)
MTM adjustments and settlements on hedges	3
Non-GAAP	$1,311	$(297)	$1,015	$1.55

	Three Months Ended			Three Months Ended
	September 30, 2025			September 30, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,777	$(360)	$1,417	$2.17
Adjusted for:
MTM adjustments on investments	(311)
MTM adjustments and settlements on hedges	5
Loss on extinguishment of debt	6
Non-GAAP	$1,477	$(363)	$1,114	$1.70

Pre-Tax Margin, adjusted

	Three Months Ended
	September 30, 2026	September 30, 2025
Pre-tax margin	5.3%	10.7%
Adjusted for:
Third-party refinery sales	1.1	0.9
MTM adjustments on investments	1.1	(1.9)
MTM adjustments and settlements on hedges	1.0	—
Pre-tax margin, adjusted	8.5%	9.7%

Operating Income, adjusted

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Operating income	$1,454	$1,684
Adjusted for:
MTM adjustments and settlements on hedges	208	5
Operating income, adjusted	$1,662	$1,688

Exhibit 99.1

Operating Margin, adjusted

	Three Months Ended
	September 30, 2026	September 30, 2025
Operating margin	7.2%	10.1%
Adjusted for:
Third-party refinery sales	1.2	1.0
MTM adjustments and settlements on hedges	1.0	—
Operating margin, adjusted	9.4%	11.1%

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and other, and (iii) strategic investments and related. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Net cash provided by operating activities	$1,713	$1,847
Net cash used in investing activities	(1,303)	(1,035)
Adjusted for:
Pension plan contributions	—	6
Net cash flows related to certain airport construction projects and other	9	15
Strategic investments and related	45	—
Free cash flow	$463	$833

Nine Months Ended
(in millions)	September 30, 2026
Net cash provided by operating activities	$5,740
Net cash used in investing activities	(4,078)
Adjusted for:
Pension plan contributions	4
Net cash flows related to certain airport construction projects and other	83
Strategic investments and related	150
Free cash flow	$1,900

Exhibit 99.1

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We adjust for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Net cash provided by operating activities	$1,713	$1,847
Adjusted for:
Net cash flows related to certain airport construction projects and other	3	(31)
Operating cash flow, adjusted	$1,716	$1,816

Operating revenue, adjusted related to premium products and diverse revenue streams

Three Months Ended
(in millions)	September 30, 2026
Operating revenue	$20,186
Adjusted for:
Third-party refinery sales	(2,601)
Operating revenue, adjusted	$17,585
Less: main cabin revenue	(6,802)
Operating revenue, adjusted related to premium products and diverse revenue streams	$10,783
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	61%

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

MRO expense. We adjust for MRO expenses because this adjustment allows investors to better understand and analyze the airline's recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Operating expense	$18,732	$14,989
Adjusted for:
Aircraft fuel and related taxes	(4,351)	(2,570)
Third-party refinery sales	(2,601)	(1,476)
MRO expense	(267)	(212)
Profit sharing	(389)	(392)
Non-Fuel Cost	$11,125	$10,339

Exhibit 99.1

	Three Months Ended			3Q26 vs 3Q25 % Change
	September 30, 2026	December 31, 2025	September 30, 2025
CASM (cents)	23.63	19.93	18.96
Adjusted for:
Aircraft fuel and related taxes	(5.49)	(3.26)	(3.25)
Third-party refinery sales	(3.28)	(1.92)	(1.87)
MRO expense	(0.34)	(0.23)	(0.27)
Profit sharing	(0.49)	(0.48)	(0.50)
CASM-Ex	14.03	14.03	13.08	7.3%

	Nine Months Ended
	September 30, 2026	September 30, 2025
CASM (cents)	22.88	19.11
Adjusted for:
Aircraft fuel and related taxes	(4.93)	(3.30)
Third-party refinery sales	(2.79)	(1.63)
MRO expense	(0.38)	(0.26)
Profit sharing	(0.39)	(0.44)
CASM-Ex	14.39	13.47

Operating Expense, adjusted

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Operating expense	$18,732	$14,989
Adjusted for:
Third-party refinery sales	(2,601)	(1,476)
MTM adjustments and settlements on hedges	(208)	(5)
Operating expense, adjusted	$15,924	$13,508

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(in millions, except per gallon data)	2026	2025		2026	2025
Total fuel expense	$4,351	$2,570		$3.80	$2.26
Adjusted for:
MTM adjustments and settlements on hedges	(208)	(5)		(0.18)	(0.01)
Total fuel expense, adjusted	$4,143	$2,565	62%	$3.61	$2.25	60%

				Average Price Per Gallon
	Nine Months Ended			Nine Months Ended
	September 30,	September 30,	% Change	September 30,	September 30,	% Change
(in millions, except per gallon data)	2026	2025		2026	2025
Total fuel expense	$11,202	$7,439		$3.44	$2.31
Adjusted for:
MTM adjustments and settlements on hedges	(57)	19		(0.02)	0.01
Total fuel expense, adjusted	$11,144	$7,457	49%	$3.42	$2.31	48%

Exhibit 99.1

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	September 30, 2026	December 31, 2025	September 30, 2025	3Q26 vs 4Q25 $ Change
Debt and finance lease obligations	$12,851	$14,113	$14,879
Plus: sale-leaseback financing liabilities	1,733	1,779	1,793
Plus: unamortized discount/(premium) and debt issue cost, net and other	(9)	(6)	(1)
Adjusted debt and finance lease obligations	$14,575	$15,885	$16,670
Plus: fleet operating lease liabilities	2,580	2,780	2,790
Adjusted gross debt	$17,155	$18,665	$19,460
Less: cash and cash equivalents	(3,787)	(4,310)	(3,791)
Less: LGA restricted cash	(18)	(56)	(83)
Adjusted net debt	$13,350	$14,300	$15,586	$(950)

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	September 30, 2026	September 30, 2025
Flight equipment, including advance payments	$1,200	$930
Ground property and equipment, including technology	213	230
Adjusted for:
Net cash flows related to certain airport construction projects	(5)	(47)
Gross capital expenditures	$1,408	$1,113